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                                                                    Exhibit 99.1

COMPANY CONTACT:                                    INVESTOR RELATIONS CONTACTS:
AUTONOMOUS TECHNOLOGIES CORPORATION         LIPPERT/HEILSHORN & ASSOCIATES, INC.
RANDY FREY                                           BRUCE VOSS (Bruce@lhai.com)
CHAIRMAN & CEO                                                    (310) 575-4848
randyfrey@autonomous.com                          RUTH MARKOWITZ (Ruth@lhai.com)
                                                                  (212) 838-3777
MONTY K. ALLEN
VICE PRESIDENT & CFO
monty@autonomous.com

JONATHAN KENNEDY
MANAGER OF INVESTOR RELATIONS
jonathan@autonomous.com

(407) 384-1600


                AUTONOMOUS TO BE ACQUIRED BY SUMMIT TECHNOLOGY

ORLANDO, FL (OCTOBER 1, 1998) AUTONOMOUS TECHNOLOGIES CORPORATION (NASDAQ NM:
ATCI) announced today that is has agreed to merge with a subsidiary of Waltham, MA based Summit Technology, Inc. (NASDAQ NM: BEAM) subject to the approval of the shareholders of both companies. Shareholders of Autonomous will receive part cash and part stock in Summit in exchange for their shares in Autonomous under a formula based on the average closing price of Summit for the ten day period prior to closing.

The total merger consideration is 11,650,400 shares of Summit stock at the time of closing and an equal amount of value in cash, up to a maximum of $50 million in cash. Assuming the holders of the Autonomous outstanding shares of preferred stock elect to have their shares redeemed for cash, and assuming that the Summit stock is valued at $4.00 per share (the average closing price for the ten trading days to and including September 30), and making certain assumptions about stock options and warrants, each share of Autonomous common stock will be exchanged for approximately .94 shares of Summit stock and approximately $2.50 in cash. The amount of consideration is subject to certain adjustments based on the number of shares outstanding, including equivalent shares relating to options and warrants and any cash advances by Summit to Autonomous. The actual amounts will be based on the average closing price at closing.

Summit has a royalty-free cross license on patents held by VISX as a result of a settlement agreement between Summit and VISX dissolving Pillar Point Partners. We believe that, as part of Summit, the Autonomous LADARVision System will be marketed on a per procedure fee basis with no royalties to be paid to any third parties.

Meetings of the Summit and Autonomous shareholders are planned to take place as soon as possible, but probably in December or January, to take the actions necessary to effectuate the merger. A joint proxy statement will be sent to Autonomous and Summit shareholders approximately 30 days before the date of the meetings.

Randy Frey, Chairman and CEO of Autonomous commented, "This is a powerful combination with a clear objective of gaining market share in LVC procedures within this high growth industry. Summit's financial strength, equipment business infrastructure and VISX license are highly aligned with our desire to reduce commercialization risk to Autonomous shareholders. The Autonomous LADARVision product, technology leadership position and strong development team, coupled with the strengths of Summit, will allow the combined company to set very high goals for market share. I look forward to joining the talented management team at Summit."
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                                                                    Exhibit 99.1



"This combination reflects our commitment to be the leading provider of products and services to the refractive surgeon and strengthens our competitive position as we seek to regain leadership in the fast-growing business of laser vision correction", stated Robert Palmisano, chief executive officer of Summit.

Autonomous is engaged in the design and development of next-generation excimer laser instruments for laser refractive surgery. The Company's LADARVision System combines laser radar eye tracking with narrow beam shaping technology.

Summit Technology is a leading developer, manufacturer and marketer of ophthalmic laser systems designed to correct common vision disorders such as nearsightedness, farsightedness and astigmatism. In 1995, Summit was the first excimer laser company to receive FDA approval for its Apex excimer laser system for the correction of mild to moderate myopia in the U.S. In addition, through its wholly owned subsidiary, Lens Express, Summit sells contact lenses and related products.


This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements containing terms such as "believes," "does not believe," "no reason to believe," "expects," "plans," "intends," "estimates," or "anticipates" are considered to contain uncertainty and are forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of important factors, including: a decline in the price of Summit stock prior to the closing; that there are no assurances the shareholders of both companies will take the necessary actions to effectuate the transaction; and that competitive responses may occur preventing the achievement of increased market share. For a discussion of the other important factors that could affect the Company's results, please refer to the Overview section, the Management's Discussion and Analysis of Financial Condition and Results of Operations, and the Risk Factors
section in the Company's Annual Report on Form 10-K as amended.